American Commercial Lines Announces 2008 Fourth Quarter and Annual Results
JEFFERSONVILLE, Ind., March 4, 2009 /PRNewswire-FirstCall via COMTEX News Network/ — American Commercial Lines Inc. (Nasdaq: ACLI) (“ACL” or the “Company”) today announced results for the fourth quarter and year ended December 31, 2008.
Fourth Quarter 2008 Results
Revenues for the quarter were $289.9 million, a 4.2% decrease compared with $302.5 million for the fourth quarter of 2007. Income from continuing operations for the quarter was $23.5 million or $0.47 per diluted share, compared to $23.6 million or $0.46 per diluted share for the fourth quarter of 2007. Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) from continuing operations for the fourth quarter of 2008 was $56.0 million with an EBITDA margin of 19.3% compared to $54.5 million for the fourth quarter of 2007 with an EBITDA margin of 18.0%. The attachment to this press release reconciles net income to EBITDA.
Results for the fourth quarter 2008 included after-tax expenses of $1.0 million or $0.02 per diluted share related to refinancing costs incurred not related to the Company’s extension of its credit facility and after tax expenses of $0.7 million or $0.01 per diluted share related to impairment of goodwill on acquired businesses. Results for the fourth quarter 2007 included an after tax charge of $1.4 million or $0.03 per diluted share related to the decision to withdraw from a multi-employer pension plan for certain represented employees of the Company’s terminal operations and an after tax benefit of $1.8 million or $0.04 per diluted share from the realization of certain deferred tax assets.
Full-Year 2008 Results
Revenues for the year ended December 31, 2008 were $1,196.8 million, a 13.9% increase compared with $1,050.4 million for 2007 due primarily to higher transportation and manufacturing revenue. The increase is also due to revenues from companies acquired in late 2007 and early 2008. Income from continuing operations for the year ended December 31, 2008 was $47.5 million or $0.93 per diluted share, compared to $44.4 million or $0.77 per diluted share for 2007. For the year ended December 31, 2008, EBITDA from continuing operations was $155.8 million compared to $159.9 million for the year ended December 31, 2007.
In addition to the items discussed above in regard to the respective fourth quarters of 2008 and 2007, the full-year results for each year included these additional non-comparable items. Full-year results for 2008 included after-tax debt retirement expenses of $1.5 million or $0.03 per diluted share on the June 2008 amendment of the Company’s credit facility and an after-tax benefit of $1.4 million or $0.03 per diluted share related to the reversal of the prior year charge for withdrawal from a multi-employer pension plan. Full-year results for 2007 included after-tax debt retirement expenses of $16.0 million related to the retirement of the Company’s 9.5% senior notes and the Company’s previous revolving credit facility, which reduced diluted earnings per share by $0.28.

Commenting on fourth quarter and full-year results, Michael P. Ryan, President and Chief Executive Officer, stated, “In 2008 we faced multiple challenges from many different fronts, including economic uncertainty, fuel price volatility, and operational disruptions due to weather events. I am very proud that our team rose to these challenges by focusing on reducing costs, improving productivity and growing the business in profitable markets.
“In the fourth quarter we delivered a $1.5 million improvement in EBITDA from continuing operations over the prior year quarter, our third consecutive quarter of quarter-over-quarter EBITDA growth. For the full-year, we delivered EBITDA that was just short of our 2007 amount, despite significant weather disruptions, which reduced productivity by approximately $16 million.
“We recognize that the economic environment is going to remain difficult, so we remain cautious about our 2009 outlook. As a consequence, we are continuing and accelerating efforts to drive costs out of the business in every area. We have frozen salaries for 2009. Last week we implemented a reduction of approximately 15% of our land-based salaried headcount which is expected to generate annualized savings of $9.1 million, and approximately $3.3 million in 2009 after related severance and other costs, including the estimated cost of approximately $2.5 million of closing the Houston office, primarily a non-cash charge for the write-off of office leasehold improvements. With the amendment of our credit facility, extending the term through March 31, 2011, we believe we have the flexibility and liquidity to operate strategically through today’s challenging economic conditions, allowing us to concentrate on achieving our business objectives.”
Transportation Results
The transportation segment’s revenues were $231.3 million in the fourth quarter 2008, an increase of 1.1% over the fourth quarter of the prior year. The revenue increase was driven by 13.7% higher pricing on affreightment contracts, partially offset by lower affreightment volume as ton-miles declined 8%, a 31% decline in towing/charter ton-miles and $5.3 million lower revenue from scrapping barges. Slightly more than half of the affreightment rate increase was attributable to higher fuel-neutral pricing and the remainder to fuel escalations under the Company’s contracts. On average, compared to the fourth quarter of 2007, the fuel-neutral rate on dry freight business increased 7.1% and the liquid freight business increased 14.2%. Total volume measured in ton-miles declined in the fourth quarter of 2008 to 9.8 billion from 11.0 billion in the same period of the prior year, a decrease of 10.6%. On average, 6.3% or 169 fewer affreightment barges operated in the fourth quarter of this year compared to the fourth quarter of last year.
Operating income in the transportation segment increased 20%, or $8 million, to $45 million in the quarter ended December 31, 2008 compared to the fourth quarter 2007. The operating ratio, or the percentage of revenue that all operating costs represent, in the fourth quarter was 80.5%, the best in two years, substantially improved over the prior quarters of 2008 and 3.1 points better than the ratio in 2007. This increase was due primarily to fuel-neutral affreightment price increases and other rate increases totaling

$19 million, favorable fuel price recoveries of $6 million, almost $2.5 million in higher boat productivity, $2 million in lower pension withdrawal costs and $2 million in lower selling, general and administrative expenses before incentive compensation and refinancing costs. The increase was partially offset by the $7 million margin impact of lower volume, $7 million in wages and other non-fuel cost inflation, $3 million in lower scrapping margin, $5 million in higher target-based incentive compensation cost, the $1.5 million cost of our refinancing effort that we terminated in the fourth quarter 2008 and a $0.6 million reserve for bad debts relating to the bankruptcy of a liquids customer. Fuel prices increased 13% over fourth quarter 2007, though decreasing almost 21% from the third quarter of 2008. The average cost of fuel in the fourth quarter 2008 was $2.86 per gallon.
For the full-year 2008, revenue increased 11% to $897.3 million compared to 2007, driven by a 21.0% pricing increase on affreightment contracts, increases in outside towing and charter/day rate revenues, and increased revenue from scrapping barges, partially offset by lower ton-mile volumes. Approximately 60% of the affreightment rate increases were driven by fuel escalations, with the remainder attributable to higher fuel-neutral pricing. On average the fuel-neutral rate on the dry and liquid freight businesses increased 7.8% and 12.9% respectively compared to 2007. Total 2008 volume measured in ton-miles declined in 2008 to 39.5 billion from 43.6 billion in 2007, a decrease of 9.5%. To a large extent, this was attributable to inclement weather conditions and severe flooding in 2008 compared to the prior year. On average, 6.2% or 182 fewer affreightment barges operated in the 2008 full-year compared to 2007.
Operating income for the year ended December 31, 2008 in the transportation segment decreased 8.1%, or $8.1 million, to $92.2 million compared to $100.3 million in 2007. The decline in operating income resulted from $32 million in wage and non-fuel cost inflation, $16 million lower boat productivity and $9 million in ton-mile volumes, offset by $46 million in fuel-neutral pricing and other revenue increases and by $4 million in higher income from scrapping retired barges. Wage and non-fuel inflation resulted primarily from outside fleeting, shifting, towing cost increases, higher claims cost, higher boat and barge repair expenses and increased target-based incentive compensation payouts. Lower boat productivity was caused by weather-related operating conditions which primarily impacted the first three quarters and the lower volumes resulted from the significant weather events, weak economic conditions late in the year, and a 6% smaller fleet. Despite significant fuel volatility during the year, the rapid decline in fuel pricing late in the year enabled the Company to recover all but $1 million of its $85 million in fuel price increases for 2008, consistent with the contract mechanism for fuel price recovery in the Company’s contracts. The negative impacts of fuel occurred primarily in the first half of the year largely offset by benefits in the second half. For the 2008 full-year operating disruptions caused by abnormally high precipitation levels along the inland waterways increased weather-related idle barge days to almost 42,000 days, equal to idling 115 barges for a full-year. This was an increase of 153%, or over 25,000 idle days, from 2007.

Manufacturing Results
Manufacturing revenues were $37.9 million in the fourth quarter of 2008 compared to $71.9 million during the same period last year. Manufacturing operating margin declined by $7.1 million or 14 points to negative 8.8% or an operating loss of $3.4 million in the quarter. The revenue decline was driven primarily by a change in mix of internal ACL barges and external customer barges between years. In the fourth quarter of 2008 manufacturing delivered 11 tank barges for internal use compared to nine dry cargo barges for internal use in the fourth quarter 2007. During the fourth quarter 2008, manufacturing sold to third parties 15 tank barges and one special vessel compared to 81 dry cargo barges, 13 tank barges and two special vessels in the fourth quarter of 2007. The significant decline in operating margin was primarily driven by the accrual for the expected loss on one special vessel still under construction. The $5.5 million loss on the vessel is due to significantly higher than anticipated engineering costs and construction inefficiencies. Associated costs of delays on other barge construction also contributed to the quarter’s decline. Labor hours per ton of steel processed, a key productivity measure for the manufacturing segment’s higher volume lines, continued the recent trend of improvement over the prior year quarter.
Manufacturing revenues were $254.8 million for the full-year 2008 compared to $239.9 million for 2007. This increase was driven by sales of more liquid barges, higher steel pricing and fewer internal builds. For the full-year manufacturing delivered 11 tank barges for internal use compared to 50 dry cargo barges and 13 liquid tank barges during 2007. During the year manufacturing sold to third parties 191 dry cargo barges, 53 tank barges, 10 hybrid vessels and four special vessels compared to 311 dry cargo barges, 28 tank barges and two special vessels during 2007. Through December 31, 2008, 34.5 production days were lost due to weather, over 25% more than the days lost in 2007. Manufacturing operating income was $9.7 million for the full-year. This translates to 3.8% operating margin compared to 3.2% in 2007 as a result of improved high volume line productivity offset by the anticipated loss on the special vessel. Excluding the prior year inventory reserves and write-downs of $3.3 million operating margins declined by 0.8 points, driven by the losses on the special vessel. Our manufacturing sales backlog was $212 million at December 31, 2008 and extended into 2010.
Cash Flow and Debt
On February 20, 2008 the Company amended and extended its credit agreement through March 31, 2011. A copy of the Amendment was filed on Form 8-K filed with the Securities and Exchange Commission on February 23, 2009.
Availability under the credit agreement in existence at December 31, 2008 was $128 million. Under the reduced borrowing capacity of the amended credit agreement, availability would have been $53 million at that date. At no time has ACL not been in compliance with the debt covenants in its credit facility.
Under the terms of the amended credit facility the Company has the flexibility to generate additional liquidity, with limitations, through sale leaseback and asset sale transactions, and through certain permitted indebtedness outside the amended facility.

During the fourth quarter the Company had $42.5 million of capital expenditures, generated $47.4 million in cash from operations, and reduced its revolver by $14.2 million to $418.6 million. For the year ended December 31, 2008 ACL had $97.9 million of capital expenditures, used $8.5 million to complete the acquisition of Summit Contracting, received proceeds of $4.0 million on asset sales and reduced its revolver by $20.5 million.
Fourth Quarter 2008 Earnings Conference Call
ACL will conduct a conference call to discuss the Company’s fourth quarter and full-year 2008 earnings on March 5, 2009 at 10:00 a.m. Eastern time. ACL’s live webcast, featuring a slide presentation, may be accessed at www.aclines.com. The telephone numbers to access the conference call are: Domestic (866) 804-6921; International (857) 350-1667; and the Participant Passcode is 30198970. For those unable to participate in the live call or webcast, the ACL Conference Call will be archived at http://www.aclines.com within three hours of the conclusion of the live call and will remain available through May 5, 2009.
American Commercial Lines Inc., headquartered in Jeffersonville, Indiana, is an integrated marine transportation and service company operating in the United States Jones Act trades, with approximately $1.2 billion in revenues and approximately 3,400 employees as of December 31, 2008. For more information about American Commercial Lines Inc. visit www.aclines.com.
Forward-Looking Statements
This release includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s present expectations and beliefs about future events. As with any projection or forecast, these statements are inherently susceptible to risks, uncertainty and changes in circumstance. Important factors could cause actual results to differ materially from those expressed or implied by the forward-looking statements and should be considered in evaluating the outlook of American Commercial Lines Inc. Risks and uncertainties are detailed from time to time in American Commercial Lines Inc.’s filings with the SEC, including our most recent 10-Q. American Commercial Lines Inc. is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of changes, new information, subsequent events or otherwise.

AMERICAN COMMERCIAL LINES INC.
CONSOLIDATED INCOME STATEMENTS
(Dollars in thousands, except shares and per share amounts)
(Unaudited)

	Quarter Ended December 31,		Year Ended December 31,
	2008	2007	2008	2007

Revenues
Transportation and Services	$252,016	$230,647	$942,011	$810,443
Manufacturing	37,904	71,888	254,794	239,917

Revenues	289,920	302,535	1,196,805	1,050,360

Cost of Sales
Transportation and Services	184,496	175,937	769,701	645,237
Manufacturing	40,868	66,952	242,309	228,190

Cost of Sales	225,364	242,889	1,012,010	873,427

Gross Profit	64,556	59,646	184,795	176,933

Selling, General and Administrative Expenses	21,293	18,268	81,907	68,727
Goodwill Impairment	1,124	—	1,124	—

Operating Income	42,139	41,378	101,764	108,206

Other Expense (Income)
Interest Expense	6,675	8,093	26,864	20,578
Debt Retirement Expenses	—	—	2,379	23,938
Other, Net	(798)	(486)	(2,345)	(2,532)

Other Expenses	5,877	7,607	26,898	41,984

Income from Continuing Operations before Income Taxes	36,262	33,771	74,866	66,222

Income Taxes	12,758	10,126	27,340	21,855

Income from Continuing Operations	23,504	23,645	47,526	44,367

Discontinued Operations, Net of Tax	189	40	485	(6)

Net Income	$23,693	$23,685	$48,011	$44,361

Basic earnings per common share:
Income from continuing operations	$0.47	$0.48	$0.94	$0.79
Income from discontinued operations, net of tax	—	—	0.01	—

Basic earnings per common share	$0.47	$0.48	$0.95	$0.79

Earnings per common share — assuming dilution:
Income from continuing operations	$0.47	$0.46	$0.93	$0.77
Income from discontinued operations, net of tax	—	—	0.01	—

Earnings per common share — assuming dilution	$0.47	$0.46	$0.94	$0.77

Weighted Average Shares Outstanding:
Basic	50,649,882	49,780,080	50,459,196	56,245,368
Diluted	50,649,882	51,212,682	50,832,296	57,679,406

AMERICAN COMMERCIAL LINES INC.
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except shares and per share amounts)

	December 31,	December 31,
	2008	2007 (1)
ASSETS
Current Assets
Cash and Cash Equivalents	$1,217	$5,021
Accounts Receivable, Net	138,695	114,921
Inventory	69,635	70,890
Deferred Tax Asset	5,173	2,582
Assets Held for Sale	4,577	325
Prepaid and Other Current Assets	39,002	26,336

Total Current Assets	258,299	220,075
Properties, Net	554,580	511,832
Investment in Equity Investees	4,039	3,456
Other Assets	22,333	25,448

Total Assets	$839,251	$760,811

LIABILITIES
Current Liabilities
Accounts Payable	$67,719	$61,130
Accrued Payroll and Fringe Benefits	25,179	15,720
Deferred Revenue	13,986	17,824
Accrued Claims and Insurance Premiums	22,819	15,647
Accrued Interest	1,237	1,688
Current Portion of Long Term Debt	1,420	—
Customer Deposits	6,682	5,596
Other Liabilities	43,522	32,036

Total Current Liabilities	182,564	149,641
Long Term Debt	418,550	439,760
Pension Liability	36,443	5,252
Deferred Tax Liability	30,389	26,569
Other Long Term Liabilities	12,596	14,198

Total Liabilities	680,542	635,420

STOCKHOLDERS’ EQUITY
Common stock; authorized 250,000,000 shares at $.01 par value; 63,254,986 and 62,549,666 shares issued and outstanding as of December 31, 2008 and December 31, 2007, respectively	633	626
Treasury Stock; 12,603,626 and 12,407,006 shares at December 31, 2008 and December 31, 2007, respectively	(312,886)	(309,517)
Other Capital	293,018	279,266
Retained Earnings	195,920	148,426
Accumulated Other Comprehensive (Loss) Income	(17,976)	6,590

Total Stockholders’ Equity	158,709	125,391

Total Liabilities and Stockholders’ Equity	$839,251	$760,811

(1)	The Consolidated Balance Sheet at December 31, 2007 has been derived from the audited consolidated financial statements at that date, but does not included all the information and footnotes required by generally accepted accounting principles.

AMERICAN COMMERCIAL LINES INC.
NET INCOME TO EBITDA RECONCILIATION
(Dollars in thousands)
(Unaudited)

	Quarter Ended Dec. 31,		Year Ended Dec. 31,
	2008	2007	2008	2007

Net Income from Continuing Operations	$23,504	$23,645	$47,526	$44,367
Discontinued Operations, Net of Income Taxes	189	40	485	(6)

Consolidated Net Income	$23,693	$23,685	$48,011	$44,361

Adjustments from Continuing Operations:
Interest Income	(64)	(19)	(156)	(161)
Interest Expense	6,675	8,093	26,864	20,578
Debt Retirement Expenses	—	—	2,379	23,938
Depreciation and Amortization	13,116	12,606	51,876	49,371
Taxes	12,758	10,126	27,340	21,855
Adjustments from Discontinued Operations:
Interest Income	—	(23)	(38)	(134)
Taxes	113	(22)	291	(50)

EBITDA from Continuing Operations	55,989	54,451	155,829	159,948
EBITDA from Discontinued Operations	302	(5)	738	(190)

Consolidated EBITDA	$56,291	$54,446	$156,567	$159,758

EBITDA from Continuing Operations by Segment:
Transportation Net Income	$26,717	$19,913	$38,015	$36,389
Interest Income	(60)	(18)	(145)	(160)
Interest Expense	6,654	8,093	26,788	20,578
Debt Retirement Expenses	—	—	2,379	23,938
Depreciation and Amortization	11,778	11,800	47,255	46,694
Taxes	12,532	10,126	27,114	21,855

Transportation EBITDA	$57,621	$49,914	$141,406	$149,294

Manufacturing Net Income	$2,879	$4,630	$16,577	$18,850
Depreciation and Amortization	785	724	2,858	2,595
Total Manufacturing EBITDA	3,664	5,354	19,435	21,445
Intersegment Profit	(6,299)	(1,083)	(6,839)	(11,057)

External Manufacturing EBITDA	$(2,635)	$4,271	$12,596	$10,388

Management considers EBITDA to be a meaningful indicator of operating performance and uses it as a measure to assess the operating performance of the Company’s business segments. EBITDA provides us with an understanding of one aspect of earnings before the impact of investing and financing transactions and income taxes. EBITDA should not be construed as a substitute for net income or as a better measure of liquidity than cash flow from operating activities, which is determined in accordance with generally accepted accounting principles (“GAAP”). EBITDA excludes components that are significant in understanding and assessing our results of operations and cash flows. In addition, EBITDA is not a term defined by GAAP and as a result our measure of EBITDA might not be comparable to similarly titled measures used by other companies.
However, the Company believes that EBITDA is relevant and useful information, which is often reported and widely used by analysts, investors and other interested parties in our industry. Accordingly, the Company is disclosing this information to permit a more comprehensive analysis of its operating performance.

AMERICAN COMMERCIAL LINES INC.
Statement of Operating Income by Reportable Segment
(Dollars in thousands)
(Unaudited)

	Reportable Segments		All Other	Intersegment
	Transportation	Manufacturing	Segments	Elimination	Total
Quarter ended December 31, 2008
Total revenue	$231,588	$65,191	$20,866	$(27,725)	$289,920
Intersegment revenues	307	27,287	131	(27,725)	—

Revenue from external customers	231,281	37,904	20,735	—	289,920
Operating expense
Materials, supplies and other	66,952	—	—	—	66,952
Rent	5,637	—	—	—	5,637
Labor and fringe benefits	32,394	—	—	—	32,394
Fuel	48,389	—	—	—	48,389
Depreciation and amortization	11,778	—	—	—	11,778
Taxes, other than income taxes	3,473	—	—	—	3,473
Gain on disposition of equipment	(310)	—	—	—	(310)
Cost of goods sold	—	40,868	16,183	—	57,051

Total cost of sales	168,313	40,868	16,183	—	225,364
Selling, general & administrative	17,896	389	3,008	—	21,293
Goodwill Impairment	—	—	1,124	—	1,124

Total operating expenses	186,209	41,257	20,315	—	247,781

Operating income (loss)	$45,072	$(3,353)	$420	$—	$42,139

Quarter ended December 31, 2007
Total revenue	$229,027	$76,860	$1,929	$(5,281)	$302,535
Intersegment revenues	206	4,972	103	(5,281)	—

Revenue from external customers	228,821	71,888	1,826	—	302,535
Operating expense
Materials, supplies and other	73,707	—	—	—	73,707
Rent	6,045	—	—	—	6,045
Labor and fringe benefits	30,724	—	—	—	30,724
Fuel	50,446	—	—	—	50,446
Depreciation and amortization	11,800	—	—	—	11,800
Taxes, other than income taxes	4,534	—	—	—	4,534
Gain on disposition of equipment	(1,909)	—	—	—	(1,909)
Cost of goods sold	—	66,952	590	—	67,542

Total cost of sales	175,347	66,952	590	—	242,889
Selling, general & administrative	16,002	1,224	1,042	—	18,268
Total operating expenses	191,349	68,176	1,632	—	261,157

Operating income	$37,472	$3,712	$194	$—	$41,378

AMERICAN COMMERCIAL LINES INC.
Statement of Operating Income by Reportable Segment
(Dollars in thousands)
(Unaudited)

	Reportable Segments		All Other	Intersegment
	Transportation	Manufacturing	Segments	Elimination	Total
Year ended December 31, 2008
Total revenue	$898,152	$284,274	$46,138	$(31,759)	$1,196,805
Intersegment revenues	880	29,480	1,399	(31,759)	—

Revenue from external customers	897,272	254,794	44,739	—	1,196,805
Operating expense
Materials, supplies and other	304,858	—	—	—	304,858
Rent	23,345	—	—	—	23,345
Labor and fringe benefits	118,737	—	—	—	118,737
Fuel	227,489	—	—	—	227,489
Depreciation and amortization	47,255	—	—	—	47,255
Taxes, other than income taxes	14,855	—	—	—	14,855
Gain on disposition of equipment	(954)	—	—	—	(954)
Cost of goods sold	—	242,309	34,116	—	276,425

Total cost of sales	735,585	242,309	34,116	—	1,012,010
Selling, general & administrative	69,493	2,798	9,616	—	81,907
Goodwill Impairment	—	—	1,124	—	1,124

Total operating expenses	805,078	245,107	44,856	—	1,095,041

Operating income (loss)	$92,194	$9,687	$(117)	$—	$101,764

Year ended December 31, 2007
Total revenue	$809,499	$290,053	$1,929	$(51,121)	$1,050,360
Intersegment revenues	882	50,136	103	(51,121)	—

Revenue from external customers	808,617	239,917	1,826	—	1,050,360
Operating expense
Materials, supplies and other	279,359	—	—	—	279,359
Rent	24,595	—	—	—	24,595
Labor and fringe benefits	111,617	—	—	—	111,617
Fuel	169,178	—	—	—	169,178
Depreciation and amortization	46,694	—	—	—	46,694
Taxes, other than income taxes	16,594	—	—	—	16,594
Gain on disposition of equipment	(3,390)	—	—	—	(3,390)
Cost of goods sold	—	228,190	590	—	228,780

Total cost of sales	644,647	228,190	590	—	873,427
Selling, general & administrative	63,627	4,058	1,042	—	68,727
Total operating expenses	708,274	232,248	1,632	—	942,154

Operating income	$100,343	$7,669	$194	$—	$108,206

AMERICAN COMMERCIAL LINES INC.
SELECTED FINANCIAL AND NONFINANCIAL DATA
(Dollars in thousands except where noted)
(Unaudited)

	Quarter Ended Dec. 31,		Year Ended Dec. 31,
	2008	2007	2008	2007

Consolidated EBITDA	$56,291	$54,446	$156,567	$159,758

Transportation Revenue and EBITDA
Revenue	$231,281	$228,821	$897,272	$808,617
EBITDA	57,621	49,914	141,406	149,294

Manufacturing Revenue and EBITDA (External and Internal)
Revenue	$65,191	$76,860	$284,274	$290,053
EBITDA	3,664	5,354	19,435	21,445

Manufacturing External Revenue and EBITDA
Revenue	$37,904	$71,888	$254,794	$239,917
EBITDA	(2,635)	4,271	12,596	10,388

Average Domestic Barges Operated
Dry	2,278	2,457	2,347	2,539
Liquid	386	387	390	380

Total	2,664	2,844	2,737	2,919

Fuel Price (Average Dollars per gallon)	$2.86	$2.52	$3.17	$2.13

Capital Expenditures (including software)	$43,115	$28,116	$100,067	$112,704
Management considers EBITDA to be a meaningful indicator of operating performance and uses it as a measure to assess the operating performance of the Company’s business segments. EBITDA provides us with an understanding of the Company’s revenues before the impact of investing and financing transactions and income taxes. EBITDA should not be construed as a substitute for net income or as a better measure of liquidity than cash flow from operating activities, which is determined in accordance with generally accepted accounting principles (“GAAP”). EBITDA excludes components that are significant in understanding and assessing our results of operations and cash flows. In addition, EBITDA is not a term defined by GAAP and as a result our measure of EBITDA might not be comparable to similarly titled measures used by other companies.
However, the Company believes that EBITDA is relevant and useful information, which is often reported and widely used by analysts, investors and other interested parties in our industry. Accordingly, the Company is disclosing this information to permit a more comprehensive analysis of its operating performance.

AMERICAN COMMERCIAL LINES INC. OPERATING RESULTS by BUSINESS SEGMENT
Quarter Ended December 31, 2008 as compared with Quarter Ended December 31, 2007
(Dollars in thousands except where noted)
(Unaudited)

				% of Consolidated
				Revenue
	Quarter Ended Dec. 31,			4th Quarter
	2008	2007	Variance	2008		2007
REVENUE
Transportation and Services	$252,016	$230,647	$21,369	86.9%		76.2%
Manufacturing (external and internal)	65,191	76,860	(11,669)	22.5%		25.4%
Intersegment manufacturing elimination	(27,287)	(4,972)	(22,315)	(9.4%	)	(1.6%	)

Consolidated Revenue	289,920	302,535	(12,615)	100.0%		100.0%

OPERATING EXPENSE
Transportation and Services	206,524	192,981	13,543
Manufacturing (external and internal)	62,245	72,065	(9,820)
Intersegment manufacturing elimination	(20,988)	(3,889)	(17,099)

Consolidated Operating Expense	247,781	261,157	(13,376)	85.5%		86.3%

OPERATING INCOME
Transportation and Services	45,492	37,666	7,826
Manufacturing (external and internal)	2,946	4,795	(1,849)
Intersegment manufacturing elimination	(6,299)	(1,083)	(5,216)

Consolidated Operating Income	42,139	41,378	761	14.5%		13.7%

Interest Expense	6,675	8,093	(1,418)
Other Expense (Income)	(798)	(486)	(312)

Income Before Income Taxes	36,262	33,771	2,491

Income Taxes	12,758	10,126	2,632
Discontinued Operations	189	40	149

Net Income	$23,693	$23,685	$8

Domestic Barges Operated (average of period beginning and end)	2,664	2,844	(180)

Revenue per Barge Operated (Actual)	$86,817	$80,457	$6,360

AMERICAN COMMERCIAL LINES INC. OPERATING RESULTS by BUSINESS SEGMENT
Year Ended December 31, 2008 as compared with Year Ended December 31, 2007
(Dollars in thousands except where noted)
(Unaudited)

				% of Consolidated
				Revenue
	Year Ended Dec. 31,			Year
	2008	2007	Variance	2008		2007
REVENUE
Transportation and Services	$942,011	$810,443	$131,568	78.7%		77.2%
Manufacturing (external and internal)	284,274	290,053	(5,779)	23.8%		27.6%
Intersegment manufacturing elimination	(29,480)	(50,136)	20,656	(2.5%	)	(4.8%	)

Consolidated Revenue	1,196,805	1,050,360	146,445	100.0%		100.0%

OPERATING EXPENSE
Transportation and Services	849,934	709,906	140,028
Manufacturing (external and internal)	267,748	271,327	(3,579)
Intersegment manufacturing elimination	(22,641)	(39,079)	16,438

Consolidated Operating Expense	1,095,041	942,154	152,887	91.5%		89.7%

OPERATING INCOME
Transportation and Services	92,077	100,537	(8,460)
Manufacturing (external and internal)	16,526	18,726	(2,200)
Intersegment manufacturing elimination	(6,839)	(11,057)	4,218

Consolidated Operating Income	101,764	108,206	(6,442)	8.5%		10.3%

Interest Expense	26,864	20,578	6,286
Debt Retirement Expenses	2,379	23,938	(21,559)
Other Expense (Income)	(2,345)	(2,532)	187

Income before Income Taxes	74,866	66,222	8,644

Income Taxes	27,340	21,855	5,485
Discontinued Operations	485	(6)	491

Net Income	$48,011	$44,361	$3,650

Domestic Barges Operated (average of period beginning and end)	2,737	2,919	(182)

Revenue per Barge Operated (Actual)	$327,830	$277,018	$50,812